Exhibit 99.1
News Release
For Immediate Release: March 15, 2016
Angela Archon Joining H&R Block Board of Directors
KANSAS CITY, Mo. - H&R Block, Inc. (NYSE: HRB), the world's largest consumer tax services provider, today announced that it has added Angela N. Archon, Vice President, Transformation and Chief Operating Officer for the Watson Health business unit of IBM, to its board, bringing the total number of directors to 11.
“Ms. Archon has built her career around applying cutting edge technology to serve the needs of businesses and ultimately consumers,” said Bob Gerard, the company’s Chairman of the Board. “Her extensive experience at IBM will be of considerable value as we at H&R Block continue to lead the industry in providing clients with the broadest range of options for tax preparation and related financial services. My colleagues and I are delighted to welcome Ms. Archon to our board.”
Archon has served as Vice President, Transformation and Chief Operating Officer for the Watson Health business unit of IBM since February 2015.  Prior to her current position, Archon served as Vice President, Corporate Strategy from May 2013 to February 2015, and Vice President of Worldwide Client Care, Systems & Technology Group, from August 2010 to May 2013. She also served in a variety of other roles with IBM, including Vice President of Intellectual Property Licensing and Business Development, Systems & Technology Group; Director of Global Sourcing Procurement – Enterprise Services; and Director of Global Services Procurement – Strategy, Operations & Alliances. Archon holds two degrees from the University of Texas at Austin, a Bachelor of Science degree in Chemical Engineering and a Master of Science degree in Systems Engineering.
About H&R Block
H&R Block, Inc. (NYSE: HRB) is the world's largest consumer tax services provider. More than 680 million tax returns have been prepared worldwide by and through H&R Block since 1955. In fiscal 2015, H&R Block had annual revenues of nearly $3.1 billion with 24.2 million tax returns prepared worldwide. Tax return preparation services are provided by professional tax preparers in approximately 12,000 company-owned and franchise retail tax offices worldwide, and through H&R Block tax software products. H&R Block also offers adjacent Tax Plus products and services. For more information, visit the H&R Block Newsroom at http://newsroom.hrblock.com/.
For Further Information
Investor Relations:    Colby Brown, (816) 854-4559, colby.brown@hrblock.com
Media Relations:    Gene King, (816) 854-4672, gene.king@hrblock.com